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                                                                     Exhibit 4.1



                     INTERDIGITAL COMMUNICATIONS CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


1.       Purpose.

         The InterDigital Communications Corporation Employee Stock Purchase Plan is designed to provide all eligible employees of InterDigital Communications Corporation, a Pennsylvania corporation (the "Company"), and certain of its subsidiary corporations an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company's common stock (the "Common Stock"). It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan will be construed to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.       Definitions.

         a. "Compensation" means wages within the meaning of Section 3401(a) of the Internal Revenue Code of 1986 that are required to be reported by the Employer on Internal Revenue Service Form W-2.

         b. "Board" means the Board of Directors of the Company, as constituted from time to time.

         c. "Committee" means the members of the Board's Stock Purchase Plan Committee. The Committee will have the number of members but not less than 2 that the Board determines from time to time, and shall be comprised of "disinterested persons" within the meaning of Rule 16(b)(3) promulgated under
Section 16 of the Securities and Exchange Act of 1934, as amended.

         d. "Company" means InterDigital Communications Corporation, a Pennsylvania corporation and any successor in interest to the business of the Company that agrees to adopt and maintain the Plan.

         e. "Employer" means the Company and any company so designated by the Board, 50% of more of the voting stock of which is owned directly or indirectly by Company.

         f. "Employee" means any person, including an officer, who is either (i) customarily employed for 20 hours or more per week by an Employer or (ii) who is a commission-paid salesperson, and, in either case, whose wages and other salary is required to be reported on Internal Revenue Service Form W-2 for federal income tax purposes.






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         g. "Market Price" means, as of any date, the closing price of the
Common Stock as reported on the American Stock Exchange (or if the Common Stock is not traded thereon, then on the principal stock exchange on which the Common Stock is then traded) on such date, or if no Common Stock prices are reported on such date, the closing price of the Common Stock on the next preceding date on which there are reported Common Stock prices; it being understood that, if the Common Stock is not traded on a nationally recognized stock exchange, then the "Market Price" shall be determined by the Board acting in its discretion.

         h. "Offering" means each separate 24-month offer of the Company's Common Stock pursuant to this Plan; provided, however, that with respect to the initial offer such term shall mean the 23-month period ending March 31, 1995.

         i. "Offering Commencement Date" means with respect to a Participant, the later of May 1, 1993 or the first date on which a Participant's election to participate becomes effective (as set forth in Section 4, hereto).

         j. "Offering Period" means, during the Offering, each six-month period ending on a March 31 or September 30, except that the initial Offering Period shall be the five-month period ending on September 30, 1996.

         k. "Offering Termination Date" means March 31, 1995 with respect to the initial offering, and the March 31 of each second successive year to the extent subsequent offerings are made under the Plan.

         l. "Option Price" means, with respect to a particular Offering Period, an amount equal to 85% of the Market Price as determined on the following dates, whichever date yields the lower Market Price: (i) the date during the Offering Period on which the Participant's election first became effective or (ii) the Purchase Date falling within the Offering Period in which the Participant's election for such Offering Period first became effective.

         m. "Participant" means an Employee who has agreed to participate in the initial Offering or any subsequent Offering and who has met the requirements of paragraphs 3, 4, & 8.

         n. "Plan" means the Company's Employee Stock Purchase Plan, as in effect from time to time.

         o. "Plan Year" means either the eleven-month period ending March 31, 1994 or any twelve-month period ending on March 31 of each year commencing with the twelve-month period ending March 1995.

         p. "Purchase Dates" means the dates on which options under the Plan are exercised, being the September 30 and March 31 in each year in which an Offering is in effect.

         q. "Shares" means the shares of the Company's $0.01 par value Common Stock.







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3.       Eligibility.

         a. Each Employee who had such status as of April 30, 1993 will be eligible to participate in the Plan. Each other Employee will be eligible to participate in the Plan after having completed one hundred eighty (180) continuous days of employment with the Company.

         b. For purposes of participation in the Plan, a person on authorized leave of absence will be deemed to be an Employee for the first ninety (90) days of such authorized leave and such Employee's employment will be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such Employee has returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day. Termination by the Company of any Employee's authorized leave of absence, other than termination of such authorized leave of absence on return to full-time or part-time employment, will terminate an Employee's employment for all purposes of the Plan and will terminate such Employee's participation in the Plan and right to exercise any option. The Company will pay to the Participant any balance in his account without interest within 30 days after the date of termination.

         c. Notwithstanding any provisions of the Plan to the contrary, no Employee will be granted an option:

            i. if, immediately after the grant, such Employee would own shares, and/or hold outstanding options to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company; or

            ii. which permits such Employee's rights to purchase Shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate that exceeds $25,000 in fair market value of the Shares (determined at the time such option is granted) for each calendar year in which such option is outstanding.

4.       Commencement of Participation.

         An Employee shall become a Participant in the Plan by completing an authorization for a payroll deduction on a form provided by the Company (a copy of which is attached as Exhibit "A") and filing it with the Manager of Human Resources of the Company. Such Employee's participation will commence on April 1 (May 1, with respect to 1993) or the October 1 next following the date the form is received by the Manager of Human Resources, provided such form is received at least ten (10) business days prior to the date (or, in the case of the May 1, 1993 enrollment date, no later than 10:00 a.m. on May 8, 1993). Payroll deductions for a Participant will commence as of the first day of the first payroll period that includes the date on which participation commences and will end on the last day of the payroll period that includes an Offering Termination Date, unless sooner terminated by the Participant as provided in paragraph 9.








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5.       Offerings.

         The Company will make the Offerings to Employees to purchase Shares under this Plan, during which the amounts received as Compensation by an Employee will constitute the measure of such Employee's participation in the Offering.

6.       Payroll Deductions.

          a. At the time an Employee files an authorization for payroll deduction, that Employee will elect to have deductions made from his pay on paydays during the Offering expressly either as a whole percentage of his Compensation or as a dollar amount that, in either case (1) does not exceed 10% of his Compensation at the beginning of such Offering period and (2) is at least $10.00 per pay period.


         b. All payroll deductions made for a Participant will be credited to such Participant's account under the Plan. A Participant may not make separate cash payments into such account.

         c. Participants may change the amount authorized to be deducted from their Compensation within the limits set forth above as follows: (i) by completing a new authorization for payroll deduction on the form provided by the Company and filing it with the Manager of Human Resources of the Company within 10 business days preceding the commencement of any Offering Period provided, however, Participants may make only one such election during any given Offering; or (ii) by withdrawal as provided in paragraph 9. If the election permitted by clause (i) is timely filed, the new payroll deduction will commence as of the next Offering Period. If the form is not timely filed, the intended change in payroll deduction will not be effective until the subsequent Offering Period begins.

7.       Granting of Option.

         Each Participant participating in any Offering under this Plan will automatically be granted an option, on the effective date of such Offering, for as many full shares of the Company's Common Stock as the Participant may be entitled to purchase with the payroll deductions credited to the Participant's account during the Offering Period based on the Market Price of the stock on the Purchase Dates.

8.       Exercise of Option.

          a. Subject to the limitations described in the remainder of this paragraph 8(a), a Participant will be deemed to have exercised on a Purchase Date such Participant's option to purchase a number of full shares of the Common Stock determined by dividing the amount in each Participant's account by the Option Price and rounding down to the nearest whole number. On such Purchase Date each Participant's account will be debited by the amount of the purchase. Notwithstanding any provision to the contrary contained herein, in no event will all Participants with respect to any Plan Year be permitted to exercise options exceeding an aggregate of 500,000 shares (as such number may be adjusted from time to time by the Board to give effect to the types of transactions described in paragraph 14) with respect to any such Plan Year. If the number of shares related to options to be exercised in any Plan Year exceeds 500,000 then the number of shares with respect to which each Participant will be deemed to have exercised will be reduced on a prorated basis so that the total number of shares for which all Participants will be deemed to have exercised options will approximate as closely as possible, but will not exceed, 500,000. No fractional shares will be issued under the Plan.





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         b. Participation or failure to Participate in an Offering will not bar an Employee from participating in any subsequent Offering. Payroll deductions may be made under each Offering to the extent authorized by the Employee, subject to the maximum and minimum limitations imposed by this Plan. Any unused balance in a Participant's account at an Offering Termination Date after the exercise of options will be refunded as soon as is practicable, unless such Employee authorizes payroll deductions for the next Offering in which case the remaining balance will become the Employee's beginning balance.

9.       Withdrawal.

         a. A Participant may withdraw payroll deductions credited to his account under the Plan at any time by giving written notice to the Manager of Human Resources of the Company not less than five (5) business days before the Offering Termination Date. The Company will pay to the Participant the balance in his account within two weeks after receipt of his notice of withdrawal, and no further payroll deductions will be made for that Participant in that Offering.

         b. A Participant's withdrawal will not have any effect upon his eligibility to participate in any succeeding Offerings.

         c. If a Participant retires or his employment is terminated for any reason other than death during an Offering, no payroll deduction will be made from any Compensation owing to him at the time of his retirement and the balance in his account will be paid to him or, at his election, be used to purchase stock as provided in paragraph 8. If a Participant elects to receive cash in lieu of stock, the Company will pay to the Participant the balance, if any, in his account within 30 days after termination of employment.

         d. If a Participant dies, the Company will pay the balance in his account in the same manner as Participant's last paycheck.

10.      Interest.

         Generally, no interest will be credited to any Participant's account regardless of whether the funds therein are used to exercise options or are withdrawn. If the Plan is not approved by the shareholders, the amount returned to a Participant will include an amount equal to the interest actually earned on the payroll deductions.







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11.      Shares.

          a. The Shares to be sold to Participants under this Plan are to be authorized and unissued shares of Common Stock of the Company. The maximum number of shares available for sale under this Plan during all Offerings will be *2,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 14.


          b. None of the rights or privileges of a shareholder of the Company will exist with respect to shares purchased under this Plan unless and until certificates representing such shares have been issued and delivered.

         c. Shares to be delivered to a Participant under this Plan will be registered in the name of the Employee, or if so directed by written notice to the Company prior to the Offering Commencement Date of the pertinent Offering, in the names of the Employee and one other person as joint tenant, with right of survivorship as such Employee may designate, to the extent permitted by applicable law, or in the name of a registered Broker-Dealer.

12.      Administration.

         The Board shall appoint a Committee of at least 2 individuals to administer the Plan. No member of the Committee will be eligible to purchase stock under the Plan. The Committee will be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. If no committee is so designated, the Board shall serve as the administrator.

13.      Transferability.

         Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge, or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 9.

14.      Changes in Capitalization.

         If any option under this Plan is exercised subsequent to any stock dividend, split up, spin off, recapitalization, merger, consolidation, exchange of shares, or the like, occurring after such option has been granted, as a result of which shares of any class will be issued in respect of the outstanding shares, or shares will be changed into the same or a different number of the same or another class or classes, the number of shares to which such option will be applicable and the Option Price for such shares will be appropriately adjusted by the Company.








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15.      Use of Funds.

         All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate any payroll deduction.

16.      Amendment or Termination.

         The Board has complete power and authority to terminate or amend the Plan; except, however, that the Board cannot, without the approval of the stockholders of the Company (i) increase the maximum number of shares that may be issued under any Offering (except pursuant to paragraph 14); (ii) amend the requirements as to the class of Employees eligible to purchase stock under the Plan; or (iii) permit the member of the Committee if designated, to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase stock, adversely affect the rights of such Employee under such option.

17.      Effective Date.

         The Plan will be become effective as of May 1, 1993, subject to (i) approval of the Plan (including with respect to the number of shares to be issued hereunder and the class of Employees eligible for options hereunder) and
(ii) approval of an increase in the authorized Shares from 50,000,000 to 75,000,000 in each case by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before June 30, 1993. If such approvals of the shareholders are not received on or before June 30, 1993, all monies held in the accounts of Participants will be refunded to the Participants, with interest.

18.      No Employment Rights.

         The Plan does not, directly or indirectly, create any right for any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it will not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

19.      Effect of Plan.

         The provisions of the Plan will, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participants' estates and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of such Participant.







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20.      Governing Law.

         The law of the Commonwealth of Pennsylvania will govern all matters relating to this Plan.











* Amended and restated pursuant to shareholder approval on June 4, 2002 (increased the amount of shares authorized for issuance from 1,000,000 to 2,000,000).

















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